Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Recitals

1. Citizens Financial Services, Inc. (“Citizens”) and MidCoast Community Bancorp, Inc. (“MidCoast”) are the parties to an Agreement and Plan of Merger dated as of September 18, 2019 (the “Agreement”); and

2. Citizens and MidCoast desire to amend Section 4.3.1 of the Agreement to correct inadvertent errors with respect to the authorized capital stock of MidCoast and the specific number of shares of MidCoast Class A Common Stock issued and outstanding as of the date of the Agreement; and

3. All other provisions of the Agreement are unaffected hereby and remain in full force and effect; and

4. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

First Amendment

In consideration of the mutual covenants, representations and warranties contained in the Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Citizens and MidCoast hereby agree that Section 4.3.1 of the Agreement be hereby amended in its entirety to read follows (amendatory text is double underlined and deleted text is stricken):

“4.3.1 The authorized capital stock of MidCoast consists solely of 13,000,000 ~~14,000,000~~ shares of MidCoast Class A Common Stock, 1,000,000 ~~200,000~~ shares of MidCoast Class B Common Stock and 1,000,000 shares of preferred stock, having such par value as the Board of Directors of MidCoast may determine.  As of the date hereof, there are (i) 4,508,936 ~~8,969,601~~ shares of MidCoast Class A Common Stock validly issued and outstanding, fully paid and non-assessable, and free of preemptive rights, (ii) 52,219 shares of MidCoast Common Stock held by MidCoast as Treasury Stock, (iii) 142,124 shares of MidCoast Class B Common Stock validly issued and outstanding, (iv) no shares of preferred stock of MidCoast outstanding, (v) 473,700 MidCoast Stock Options outstanding, and (vi) 80,736 MidCoast Warrants outstanding.  MidCoast does not own, of record or beneficially, any shares of MidCoast Common Stock other than shares held as Treasury Stock or in a fiduciary capacity.  Other than the MidCoast Stock Options and MidCoast Warrants, MidCoast does not have and is not bound by any Rights or other arrangements of any character relating to the purchase, sale, award, issuance or voting of, or right to receive dividends or other distributions on, any capital stock of MidCoast, or any other security of MidCoast or any securities representing the right to vote, purchase or otherwise receive any capital stock of MidCoast or any other security of MidCoast.”
[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Agreement and Plan of Merger to be executed under seal by their duly authorized officers of as this 10th day of December 2019.

CITIZENS FINANCIAL SERVICES, INC.

/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer

MIDCOAST COMMUNITY BANCORP, INC.

/s/ Eric G. Hoerner
Eric G. Hoerner
Chief Executive Officer